Exhibit 99.1

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Virtusa Announces Fourth Quarter and Fiscal Year 2018 Consolidated Financial Results

•                  Fourth quarter fiscal 2018 revenue of $281.3 million, increased 6.6% sequentially and 24.5% year-over-year, inclusive of $5.7 million from the eTouch acquisition.

•                  Fourth quarter fiscal 2018 diluted EPS was $0.06 on a GAAP basis, and $0.55 on a non-GAAP basis, up 17% sequentially.

•                  Fiscal year 2018 revenue of $1,020.7 million increased 18.9% year-over-year.

•                  Fiscal year 2018 diluted EPS was $(0.09) on a GAAP basis, inclusive of an impact from U.S. tax reform of ($0.77). Non-GAAP diluted EPS was $1.63, up 30.4% year-over-year.

•                  Integration of eTouch acquisition on track, strengthening Virtusa’s leadership in digital engineering and deepening the Company’s tech domain expertise.

Southborough, MA — (May 15, 2018) Virtusa Corporation (NASDAQ GS: VRTU), a global provider of digital engineering and IT outsourcing services that accelerate business outcomes for its clients, today reported consolidated financial results for the fourth quarter and fiscal year ended March 31, 2018.

Fourth Quarter Fiscal 2018 Consolidated Financial Results

Revenue for the fourth quarter of fiscal 2018 was $281.3 million, an increase of 6.6% sequentially and 24.5% year-over-year.  On a constant currency basis, (1) fourth quarter revenue increased 5.7% sequentially and 21.7% year-over-year.  Virtusa’s previously announced acquisition of eTouch, which closed on March 12, 2018, contributed approximately $5.7 million of revenue to the fiscal fourth quarter.

Virtusa reported GAAP income from operations of $16.4 million for the fourth quarter of fiscal 2018, an increase from $13.7 million for the third quarter of fiscal 2018 and $10.2 million for the fourth quarter of fiscal 2017.

GAAP net income available to common shareholders for the fourth quarter of fiscal 2018 was $1.8 million, or $0.06 per diluted share, compared to net loss of ($11.1) million, or ($0.38) per diluted share, for the third quarter of fiscal 2018, and net income of $10.5 million, or $0.34 per diluted share, for the fourth quarter of fiscal 2017. Fourth quarter fiscal 2018 GAAP net income includes $4.6 million of net unrealized foreign exchange losses and $3.2 million of mandatory repatriation tax due to increased ownership in Polaris, which were not included in Virtusa’s prior guidance.

Non-GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense, restructuring charges and acquisition related charges, was $27.9 million for the fourth quarter of fiscal 2018, an increase from $26.0 million for the third quarter of fiscal 2018 and from $18.8 million for the fourth quarter of fiscal 2017.

Non-GAAP net income was $18.3 million, or $0.55 per diluted share, for the fourth quarter of fiscal 2018 compared to $15.7 million, or $0.47 per diluted share, for the third quarter of fiscal 2018, and compared to $12.9 million, or $0.43 per diluted share, for the fourth quarter of fiscal 2017.

Fiscal Year 2018 Consolidated Financial Results

For the fiscal year ended March 31, 2018, revenue was $1,020.7 million, an increase of 18.9% compared to $858.7 million for the fiscal year ended March 31, 2017. On a constant currency basis, revenue increased 18.2% year-over-year.

Virtusa reported GAAP income from operations of $46.4 million for fiscal year 2018, an increase from $18.4 million for fiscal year 2017.

GAAP net loss available to common shareholders was ($2.7) million for fiscal year 2018, or a loss of ($0.09) per diluted share, compared to net income of $11.9 million, or $0.39 per diluted share for fiscal year 2017. Virtusa’s fiscal year 2018 GAAP net loss includes a tax expense of $22.7 million, or ($0.77) per diluted share, related to the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017.

Non-GAAP Results:

Non-GAAP income from operations was $87.1 million for fiscal year 2018, an increase from $55.7 million for fiscal year 2017.

Non-GAAP net income was $52.8 million for fiscal year 2018, or $1.63 per diluted share, compared to $37.6 million, or $1.25 per diluted share, for fiscal year 2017.

Balance Sheet and Cash Flow

The Company ended fiscal year 2018 with $244.9 million of cash, cash equivalents, and short-term and long-term investments (2).  Cash flow from operations was $8.5 million for the fourth quarter and $62.7 million for fiscal year 2018.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are pleased with our strong fiscal 2018 financial results, increasing our top-line by 19% and ending the year in excess of $1 billion of revenue for the first time in our company’s history. Our continued above-industry growth is a testament to the success of our strategy.  As we look to fiscal 2019 and beyond, we believe Virtusa is in a position of strength, given our ability to help transform our clients’ businesses at every level through end-to-end digital transformation and IT platform rationalization and modernization, driving significant ROI for our clients.  ”

Ranjan Kalia, Chief Financial Officer, said, “We delivered strong fiscal year 2018 financial results highlighted by approximately 19% revenue growth, 200 basis points of non-GAAP operating margin accretion, and 30% non-GAAP earnings per share growth. Our fourth quarter revenue was modestly below the midpoint of our guidance range, and our non-GAAP EPS was above the midpoint driven by slightly better than expected eTouch contribution. Looking to fiscal 2019, our current guidance calls for continued above-industry organic revenue growth, coupled with earnings growing faster than consolidated revenue growth.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  First quarter fiscal 2019 revenue is expected to be in the range of $293.5 to $301.5 million. GAAP diluted EPS is expected to be in the range of $0.09 to $0.13. Non-GAAP diluted EPS is expected to be in the range of $0.45 to $0.51.

•                  Fiscal year 2019 revenue is expected to be in the range of $1,230 to $1,270 million. GAAP diluted EPS is expected to be in the range of $0.50 to $0.66. Non-GAAP diluted EPS is expected to be in the range of $2.08 to $2.32.

In accordance with US GAAP, Virtusa applies the if-converted method to its convertible preferred shares when reporting its fiscal year 2018 and fiscal year 2019 results. The if-converted method is used to calculate the share impact of convertible securities.  Under this method, only when the convertible securities are considered dilutive are they then included in the computation of weighted average shares outstanding in reported results and full year guidance.

•                  Fourth quarter GAAP Income per share was calculated by including the impact of dividends and accretion on the convertible preferred shares in net income available to common stockholders and excluding the impact of the convertible preferred shares from the weighted average shares. Fourth quarter non-GAAP EPS was calculated by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding as these shares were dilutive on a non-GAAP basis.

•                  GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be anti-dilutive in fiscal 2019. Thus, in determining full fiscal year 2019 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•                  Non-GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive in fiscal year 2019. Thus, in determining full fiscal year 2019 non-GAAP EPS guidance, dividends and accretion on the convertible preferred shares are excluded from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

The Company’s first quarter and fiscal year 2019 diluted GAAP EPS estimates are both based on average share counts of approximately 30.5 million (assuming no further exercises of stock-based awards). The Company’s first quarter and fiscal year 2019 diluted Non-GAAP EPS estimates are both based on average share counts of approximately 33.5 million (assuming no further exercises of stock-based awards). GAAP and Non-GAAP average share counts assume a stock price of $49.01, which was derived from the average closing price of the Company’s stock over the five trading days ended on May 9, 2018.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, May 15, 2018 at 8:00 a.m. Eastern Time to discuss the Company’s fourth quarter and fiscal year 2018 financial results, current financial guidance, and other corporate developments. To access this call, please dial 888-394-8218 (domestic) or 323-701-0225 (international). The passcode is 6317092. A replay of this conference call will be available through May 22, 2018 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 6317092.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of Digital Business Transformation, Digital Engineering, and Information Technology (IT) outsourcing services that accelerate our clients’ journey to their Digital Future. Virtusa serves Global 2000 companies in Banking, Financial Services, Insurance, Healthcare, Telecommunications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Using a combination of digital strategy, digital engineering, business implementation, and IT platform modernization services, Virtusa helps clients execute successful end-to-end digital business transformation initiatives.

Virtusa engages its clients to re-imagine their business models and develop strategies to defend and grow their business by introducing innovative products and services, developing distinctive digital consumer experiences, creating operational efficiency using digital labor, developing operational and IT platforms for the future, and rationalizing and modernizing their existing IT applications infrastructure. As a result, its clients are simultaneously able to drive business growth through digital-first customer experiences, while also consolidating and modernizing their IT application infrastructure to support digital business transformation.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest property & casualty claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2018 Virtusa Corporation.  All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation.  All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash and cash equivalents to total cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statements of income (loss) measures that exclude, when applicable, acquisition-related charges, restructuring charges, stock-based compensation expense, foreign currency transaction gains and losses, non-recurring third party financing costs, the tax impact of dividends received from foreign subsidiaries, and the impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”) to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense, acquisition-related charges and restructuring charges.

•                  Non-GAAP operating margin: non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income available to Virtusa common stockholders: net income (loss) available to Virtusa common stockholders, as reported on our consolidated statements of income (loss), excluding stock-based compensation, acquisition-related charges, restructuring charges, foreign currency transaction gains and losses, non-recurring third party financing costs, the tax impact of the above items, the tax impact of dividends received from foreign subsidiaries, and the impact from the Tax Act.

•                  Non-GAAP diluted earnings per share: diluted earnings (loss) per share, as reported on Virtusa’s consolidated statements of income (loss) available to Virtusa common stockholders, excluding stock-based compensation, acquisition-related charges, restructuring charges, foreign currency transaction gains and losses, non-recurring third party financing costs, the tax impact of the above items, the tax impact of dividends received from foreign subsidiaries, and the impact from the Tax Act. Non-GAAP diluted earnings per share is also subject to dilutive and anti-dilutive requirements of the if-converted method related to our Series A Convertible Preferred Stock that could result in a difference between GAAP to non-GAAP diluted weighted average shares outstanding.

The following table presents a reconciliation of each Non-GAAP financial measure to the most comparable GAAP measure:

	(in thousands, except per share amounts)
	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
GAAP income from operations	$16,375	$10,224	$46,387	$18,371
Add: Stock-based compensation expense	7,363	5,100	27,411	22,123
Add: Acquisition-related charges and restructuring charges(a)	4,191	3,430	13,278	15,217
Non-GAAP income from operations	$27,929	$18,754	$87,076	$55,711

GAAP operating margin	5.8%	4.5%	4.5%	2.1%
Effect of above adjustments to income from operations	4.1%	3.8%	4.0%	4.4%
Non-GAAP operating margin	9.9%	8.3%	8.5%	6.5%

GAAP net income (loss) available to Virtusa common stockholders	$1,795	$10,465	$(2,709)	$11,858
Add: Stock-based compensation expense	7,363	5,100	27,411	22,123
Add: Acquisition-related charges and restructuring charges(a)	4,259	3,430	13,346	15,217
Add: Non-recurring third party financing costs (i)	701	—	701	—
Add: Foreign currency transaction (gains) losses(b)	4,562	(5,811)	3,543	(3,009)
Add: Impact from Tax Act(h)	2,909	—	22,724	—
Tax adjustments (c)	(4,239)	536	(14,037)	(6,861)
Noncontrolling interest, net of taxes (d)	(143)	(824)	(1,469)	(1,699)
Non-GAAP net income available to Virtusa common stockholders	$17,207	$12,896	$49,510	$37,629

GAAP diluted earnings (loss) per share (f)	$0.06	$0.34	$(0.09)	$0.39
Effect of stock-based compensation expense (g)	0.22	0.17	0.85	0.73
Effect of acquisition-related charges and restructuring charges(a) (g)	0.13	0.12	0.41	0.51
Effect of non-recurring third party financing costs (i) (g)	0.02	—	0.02	—
Effect of foreign currency transaction (gains) losses(b) (g)	0.14	(0.19)	0.11	(0.10)
Effect of tax impact from Tax Act (g) (h)	0.09	—	0.70	—
Effect of tax adjustments (c) (g)	(0.13)	0.02	(0.43)	(0.22)
Effect of noncontrolling interest (d) (g)	—	(0.03)	(0.05)	(0.06)
Effect on dividend on Series A Convertible Preferred Stock (f) (g)	0.03	—	0.10	—
Effect of change in dilutive shares for non-GAAP (f)	(0.01)	—	0.01	—
Non-GAAP diluted earnings per share (e) (g)	$0.55	$0.43	$1.63	$1.25

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, changes in fair value related to deferred acquisition payments, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges, when applicable, include termination benefits, as well as certain professional fees related to the restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
Amortization of intangible assets	$2,418	$2,377	$10,089	$9,523
Acquisition & integration costs	$1,458	$540	$1,889	$3,296
Restructuring charges	$383	$513	$1,368	$2,398
Total	$4,259	$3,430	$13,346	$15,217

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris.

(e) Non-GAAP diluted earnings per share is subject to rounding.

(f) During the three and twelve months ended March 31, 2018, the weighted average shares outstanding of Series A Convertible Preferred Stock of 3,000,000 and 2,728,022 respectively,  were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using if-converted method to calculate the non-GAAP diluted earnings per share for the three and nine months ended March 31, 2018 and 2017:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
Non-GAAP net income available to Virtusa common stockholders	$17,207	$12,896	$49,510	$37,629
Add: Dividends and accretion on Series A Convertible Preferred Stock	$1,088	$—	$3,262	$—
Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$18,295	$12,896	$52,772	$37,629

GAAP dilutive weighted average shares outstanding	30,427,258	30,151,590	29,397,350	30,129,378
Add: Dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	—	—	728,820	—
Add: Series A Convertible Preferred Stock as converted	3,000,000	—	2,250,000	—
Non-GAAP dilutive weighted average shares outstanding	33,427,258	30,151,590	32,376,170	30,129,378

(g) To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

(h) The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017. This resulted in a tax expense of $22.7 million for the fiscal year ended March 31, 2018, comprised of a provisional repatriation tax expense of $17.8 million and a provisional net deferred tax expense of $4.9 million. The adjustment to GAAP net income (loss) available to Virtusa common stockholders only includes these provisional impacts. It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings. The GAAP earnings (loss) per share impact on the Tax Act adjustment using GAAP weighted average shares outstanding was $(0.77). The non-GAAP earnings per share impact on the Tax Act adjustment using non-GAAP weighted average shares outstanding was $(0.70).

(i) Non-recurring third party financing costs related to the new credit facility

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s fourth quarter of fiscal 2018, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended December 31, 2017, rather than the actual exchange rate in effect for the three months ended March 31, 2018.  To determine year-over-year revenue change in constant currency for the Company’s fourth quarter of fiscal 2018, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended March 31, 2017, rather than the actual exchange rate in effect for the three months ended March 31, 2018. To determine year-over-year revenue change in constant currency for the Company’s full fiscal year 2018, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the twelve months ended March 31, 2017, rather than the actual exchange rate in effect for the twelve months ended March 31, 2018. The average exchange rates for the three months ended March 31, 2017, December 31, 2017, and March 31, 2018, and for the twelve months ended March 31, 2017 and March 31, 2018 are included in the table below:

	Average U.S. Dollar Exchange Rate
	For the Three Months Ended			For the Twelve Months Ended
	March 31, 2017	December 31, 2017	March 31, 2018	March 31, 2017	March 31, 2018
GBP	1.24	1.33	1.40	1.30	1.33
Euro	1.07	1.18	1.23	1.10	1.18
SEK	0.11	0.12	0.12	0.11	0.12

(2) The Company considers the total measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) Earnings per share amounts for each quarter may not necessarily total to the yearly earnings per share due to the weighting of shares outstanding on a quarterly and year to date basis.

(4) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending March 31, 2018 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $17.5 million at March 31, 2018. Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $1.7 million on a

GAAP basis and $1.9 million on a non-GAAP basis for the quarter ending March 31, 2018.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, the benefits of Virtusa’s organizational changes, management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, and our growth rate, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: any increase in Virtusa’s borrowings in connection with the acquisition of the balance of shares in Polaris and Virtusa’s ability to service such indebtedness with future cash flows; Virtusa’s failure to realize the intended benefits of the Polaris delisting transaction, including the inability to integrate Virtusa’s and Polaris’ business and operations to realize the anticipated synergies and cost savings in the expected amounts or within the anticipated time frames or cost expectations or at all; Virtusa incurring unexpected costs or liabilities in connection with the Polaris delisting offer and related transactions; the possibility that Virtusa’s current or future estimated guidance may differ materially from expectations;  Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition and delisting process; inability of Virtusa to service the debt  incurred by Virtusa to acquire Polaris and the delisting process or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses, including eTouch; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s failure to realize the intended benefits of the Orogen convertible preferred stock financing, the inability to pay cash dividends on the convertible preferred stock, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business;

restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2018	March 31, 2017

Assets:
Cash and cash equivalents	$194,897	$144,908
Short-term investments	45,900	72,028
Accounts receivable, net	151,455	135,453
Unbilled accounts receivable	103,829	66,122
Prepaid expenses	31,724	32,751
Restricted cash	301	174
Other current assets	21,229	28,806
Total current assets	549,335	480,242

Property and equipment, net	121,565	118,890
Investments accounted for using equity method	1,588	1,708
Long-term investments	4,140	20,057
Deferred income taxes	31,528	23,093
Goodwill	297,251	211,089
Intangible assets, net	96,001	58,361
Other long-term assets	11,772	9,980
Total assets	$1,113,180	$923,420

Liabilities:
Accounts payable	$29,541	$20,514
Accrued employee compensation and benefits	71,500	52,582
Deferred revenue	7,908	7,479
Accrued expenses and other	91,306	33,251
Current portion of long-term debt	11,407	8,870
Income taxes payable	5,038	3,066
Total current liabilities	216,700	125,762
Deferred income taxes	21,341	26,682
Long-term debt, less current portion	288,227	176,722
Long-term liabilities	43,833	9,238
Total liabilities	570,101	338,404

Series A Convertible Preferred Stock	106,996	—

Virtusa stockholders’ equity	418,623	497,032
Noncontrolling interest	17,460	87,984
Stockholders’ equity	436,083	585,016
Total liabilities and stockholders’ equity	$1,113,180	$923,420

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income (Loss)

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2018	2017	2018	2017

Revenue	$281,341	$225,962	$1,020,669	$858,731
Costs of revenue	197,342	160,174	725,445	620,950
Gross profit	83,999	65,788	295,224	237,781
Total operating expenses	67,624	55,564	248,837	219,410

Income from operations	16,375	10,224	46,387	18,371

Other income (expense):
Interest income	1,252	6,722	4,264	4,115
Interest expense	(3,258)	(7,682)	(7,634)	(7,682)
Foreign currency transaction (losses) gains	(4,562)	5,811	(3,543)	3,009
Other, net	986	634	2,362	1,005
Total other income (expense)	(5,582)	5,485	(4,551)	447

Income before income tax expense	10,793	15,709	41,836	18,818
Income tax expense	6,163	3,939	32,888	2,561
Net income	4,630	11,770	8,948	16,257
Less: net income attributable to noncontrolling interests, net of tax	1,747	1,305	7,694	4,399
Net income available to Virtusa stockholders	2,883	$10,465	$1,254	$11,858
Less: Series A Convertible Preferred Stock dividends and accretion	1,088	—	3,963	—
Net income (loss) available to Virtusa common stockholders	1,795	$10,465	(2,709)	$11,858

Basic earnings (loss) per share available to Virtusa common stockholders	$0.06	$0.35	$(0.09)	$0.40
Diluted earnings (loss) per share available to Virtusa common stockholders	$0.06	$0.34	$(0.09)	$0.39
Weighted average number of common shares outstanding:
Basic	29,425,468	29,793,111	29,397,350	29,650,026
Diluted	30,427,258	30,472,547	29,397,350	30,215,171

Virtusa Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Year Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$8,948	$16,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,537	25,852
Share-based compensation expense	27,411	22,123
Provision for doubtful accounts, net	1,248	1,015
Gain on disposal of property and equipment	(10)	(434)
Deferred income taxes, net	(9,946)	(10,856)
Foreign currency transaction losses (gains), net	3,543	(3,009)
Amortization of discounts and premiums on investments	313	905
Amortization of debt issuance cost	1,057	1,129
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(36,542)	(13,508)
Prepaid expenses and other current assets	(9,260)	1,009
Other long-term assets	(1,377)	8,216
Accounts payable	4,413	(6,482)
Accrued employee compensation and benefits	13,772	(2,206)
Accrued expenses and other current liabilities	3,931	1,851
Income taxes payable	12,683	(8,729)
Other long-term liabilities	14,978	(5,522)
Net cash provided by operating activities	62,699	27,611
Cash flows from investing activities:
Proceeds from sale of property and equipment	261	2,631
Purchase of short-term investments	(100,486)	(112,652)
Proceeds from sale or maturity of short-term investments	157,194	131,116
Purchase of long-term investments	(16,772)	(35,099)
Proceeds from sale or maturity of long-term investments	1,606	7,116
(Increase) decrease in restricted cash	(158)	92,704
Business acquisition, net of cash acquired	(78,376)	(3,460)
Purchase of property and equipment	(16,096)	(15,341)
Net cash (used in) provided by investing activities	(52,827)	67,015
Cash flows from financing activities:
Proceeds from exercise of common stock options	4,063	1,479
Proceeds from exercise of subsidiary stock options	1,837	1,166
Proceeds from debt	141,000	—
Payment of debt	(81,000)	(10,000)
Payment of debt issuance cost	(2,716)
Borrowings on revolving credit facility	75,000	—
Payment of revolving credit facility	(20,000)	—
Payment of contingent consideration related to acquisition	—	(830)
Acquisition of noncontrolling interest	(147,026)	(89,147)
Payment of other noncontrolling interest	(42)	(50)
Proceeds from subsidiary stock sale	—	7,236
Principal payments on capital lease obligation	(220)	(140)
Payments of withholding taxes related to net share settlements of restricted stock	(7,173)	(6,099)
Series A Convertible Preferred Stock proceeds, net of issuance costs of $1,154	106,846	—
Repurchase of common stock	(30,000)	—
Payment of dividend on Series A Convertible Preferred Stock	(3,127)	—
Net cash provided by (used in) financing activities	37,442	(96,385)
Effect of exchange rate changes on cash and cash equivalents	2,675	(2,319)
Net increase (decrease) in cash and cash equivalents	49,989	(4,078)
Cash and cash equivalents, beginning of year	144,908	148,986
Cash and cash equivalents, end of year	$194,897	$144,908

Supplemental Non-GAAP Financial Information as of March 31, 2018 and 2017

Reconciliation from cash and cash equivalents to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of year	$194,897	$144,908

Short-term investments	45,900	72,028
Long-term investments	4,140	20,057
Total short-term and long-term investments, end of year	50,040	92,085

Total cash and cash equivalents, short-term and long-term investments	$244,937	$236,993

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	June 30, 2018		March 31, 2019
	Low	High	Low	High

GAAP diluted earnings per share	$0.09	$0.13	$0.50	$0.66

Effect of stock-based compensation expense	0.19	0.19	0.92	0.92
Effect of acquisition-related charges and restructuring charges	0.18	0.18	0.71	0.71
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.00	0.00
Effect of change in dilutive shares for non-GAAP	(0.01)	(0.01)	(0.04)	(0.06)
Effect of tax impact from Tax Act	0.00	0.00	0.00	0.00
Effect of tax adjustments	(0.04)	(0.02)	(0.13)	(0.03)
Effect of noncontrolling interest	(0.00)	(0.00)	(0.01)	(0.01)
Effect on dividend on Series A Convertible Preferred Stock	0.03	0.03	0.13	0.13
Non-GAAP diluted earnings per share*	$0.45	$0.51	$2.08	$2.32

Weighted average diluted shares outstanding
- GAAP	30.5	30.5	30.5	30.5
- Non-GAAP	33.5	33.5	33.5	33.5

** EPS impact is subject to rounding

* To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share for each of the non-GAAP adjustments

Media Contact:

Greenough

Amy Legere, (617) 275-6517

alegere@greenough.biz

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com